Exhibit 4.4

LIMITED LIABILITY COMPANY AGREEMENT
OF
ENSTAR FINANCE LLC
This LIMITED LIABILITY COMPANY AGREEMENT of ENSTAR FINANCE LLC (the “LLC”), dated as of this 26th day of February, 2020 is made by ENSTAR USA, INC., as the sole Shareholder of the LLC. Additional Shareholders of the LLC may be admitted as provided herein. Enstar USA, Inc., together with any such additional shareholders, is hereinafter referred to as a “Shareholder” or “Shareholders.”
The Shareholder, pursuant to the Delaware Limited Liability Company Act (the “Act”), hereby agrees as follows:
1. Name of LLC.
The name of the LLC is Enstar Finance LLC. The name of the LLC may be changed by vote or written action of one or more Shareholders holding a majority of the Shares (as defined below) in the LLC (a “Majority of the Shares”).
2. Business of LLC; Purposes and Powers.
(a) The general character of the business of the LLC is to engage in any lawful act or activity for which limited liability companies may be organized under the Act, directly or indirectly through joint ventures, partnerships or other entities; and to engage in any activities directly or indirectly related, necessary, desirable or incidental thereto.
(b) Management of the LLC is vested in a Board of Directors (the “Board of Directors” or the “Board”). The Board shall have the sole right and authority to manage and conduct the business and affairs of the LLC and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes, powers, business and other activities of the LLC. The Board may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the LLC or the performance of services for or on behalf of the LLC, and the Board may delegate to any such person (who may be designated an officer of the LLC) or entity such authority to act on behalf of the LLC as the Board may from time to time deem appropriate. No Shareholder, by reason of its status as such, shall have any authority to act for or bind the LLC or otherwise take part in the management of the business or affairs of the LLC; provided that the Shareholders shall have the right to vote on or approve the actions specified herein or in the Act (or hereafter specified by the Board) to be voted on or consented to by the Shareholders. Specifically, but not by way of limitation, the Board of Directors shall be authorized, for and on behalf of the LLC:
i. to purchase and sell interests in real estate on behalf of the LLC;
ii. to loan and borrow money, to enter into, execute and deliver indemnities, to issue evidences of indebtedness and to guarantee the debts of others for whatever purposes they may specify, whether or not related to the LLC or the LLC’s assets, and, as security therefor, to mortgage, pledge or otherwise encumber the assets of the LLC;
iii. to cause to be paid on or before the due date thereof all amounts due and payable by the LLC to any person or entity;
iv. to employ such agents, employees, managers, accountants, attorneys, consultants and other persons necessary or appropriate to carry out the business and affairs of the LLC, whether or not any such persons so employed are Shareholders or are affiliated or related to any

Shareholder, and to pay such fees, expenses, salaries, wages and other compensation to such persons as the Board shall in its sole discretion determine;
v. to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as they may determine and upon such evidence as they may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the LLC;
vi. to pay any and all fees and to make any and all expenditures which the Board, in its discretion, deems necessary or appropriate in connection with the organization of the LLC, and the carrying out of its obligations and responsibilities under this Agreement or any other agreement;
vii. to cause the LLC’s property to be maintained and operated in a manner which satisfies in all respects the obligations imposed with respect to such maintenance and operation by law, by any mortgages encumbering such property from time to time and by any lease, agreement or rental arrangement pertaining to such property;
viii. to cause necessary and proper repairs to be made and supplies necessary for the proper operation, maintenance and repair of the LLC’s property to be obtained;
ix. to lease, sell, finance or refinance all or any portion of the LLC’s property; and
x. to exercise all powers and authority granted by the Act to managers or members, except as otherwise specifically provided in this Agreement.
(c) The Board may authorize any Director, officer, agent or employee to enter into any contract, to execute any instrument or certificate (including any certificate to be filed by or on behalf of the LLC with the Secretary of State of the State of Delaware under the Act) or to take any other action in the name of and on behalf of the LLC, and this authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no Director, officer, agent or employee shall have any power or authority to bind the LLC by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
(d) The minimum number of Directors shall be two (2) or such other number as the Board or Shareholders shall determine from time to time. The initial Board of Directors shall consist of two (2) Directors, comprised of Paul Brockman and Jennifer Miu. Directors shall serve until their death, incapacity, removal or earlier resignation. Directors may be removed with or without cause by a vote of a Majority of the Shares of the Shareholders. Vacancies in the number of Directors from whatever cause shall be filled by a vote of a Majority of the Shares of the Shareholders. The Board and the Shareholders shall take all necessary actions to ensure at all times that a majority of the Directors serving on the Board are U.S. residents. Each Director shall constitute a “manager” of the LLC as such term is defined in Section 18-101 of the Act.
(e) Except as to actions herein specified to be taken by the Directors acting unanimously, the duties and powers of the Board may be exercised by a majority in number of all Directors (or by any Director acting pursuant to authority delegated by a majority in number of the Directors). Notwithstanding any provision to the contrary contained in this Agreement, at any time that there is only one Director, (i) any and all actions provided for herein to be taken or approved by the “Board, the “Board of Directors” or the “Directors” shall be taken or approved by the sole Director and (ii) the taking of any lawful action by the Director on behalf of the LLC, including the execution and/or delivery of any instrument, certificate, filing or document by the Director on behalf of the LLC, or the adoption by the Director of authorizing resolutions with respect to any matter, shall constitute and evidence the due authorization of such action or matter on behalf of the LLC.
(f) Meetings of the Board may be called by any Director upon not less than two (2) business days prior written notice to all other Directors; provided that any Director may waive such notice prior to, at or after the meeting. Unless otherwise determined by the Board, meetings of the Board shall be held within or without the United States. The presence in person of a majority in number of all Directors shall constitute a quorum for the transaction of business at any meeting of the Board, except that the presence of all Directors shall be required as to actions herein specified to be taken by the Directors acting unanimously. Any meeting of the Board may be held by conference telephone or similar remote communication equipment so long as all Directors participating in the meeting can hear one another, and all Directors participating remotely shall be deemed to be present in person at the meeting. In lieu of a meeting, any action to be taken by the Board may be taken by a consent in writing setting forth the action so taken executed by such number of Directors as would be required to take such action in accordance with the terms of this Agreement or the Act. Any such written consent may be executed and delivered by facsimile or similar electronic means and may be signed in multiple counterparts. If any action is taken by the Board by the written consent of less than all of the Directors, prompt notice of the taking of such action shall be furnished to each Director who did not execute such written consent (provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice).
(g) A Director shall be fully protected in relying in good faith upon the records of the LLC and upon such information, opinions, reports or statements presented to the LLC by any of its other Directors or its Shareholders, officers, employees or committees, or by any other person as to matters the Director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the LLC. In addition, the Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by them, and any opinion of any such person as to matters which the Directors reasonably believe to be within such person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the Directors hereunder in good faith and in accordance with such opinion.

(h) Any action to be taken by the Shareholders hereunder or under the Act may be taken by vote of the Shareholders at a meeting. Meetings may be called by the Board upon not less than five (5) days prior written notice to all Shareholders. The notice shall specify the place and time of the meeting and the general nature of the business to be transacted. A written waiver of notice, signed by a Shareholder, whether before or after the time stated therein, shall be deemed equivalent to notice to such Shareholder. Unless otherwise determined by the Board, meetings of Shareholders shall be held within or without the United States. Meetings of the Shareholders may be held by conference telephone or similar remote communication equipment so long as all Shareholders participating in the meeting can hear one another, and all Shareholders participating remotely shall be deemed to be present in person at the meeting. At any meeting of Shareholders, a Majority of the Shares of the Shareholders, present in person or by proxy, shall constitute a quorum for all purposes, except that the presence of all Shareholders shall be required as to actions herein specified to be taken by all of the Shareholders or by the Shareholders acting unanimously. In lieu of a meeting, any action to be taken by the Shareholders may be taken by a consent in writing setting forth the action so taken signed by a Majority of the Shares of the Shareholders (or Shareholders holding such greater number of Shares as is required to authorize or take such action under the terms of this Agreement or the Act). Any such written consent may be executed and delivered by facsimile or similar electronic means and may be signed in multiple counterparts.
3. Shares of the LLC.
(a) Shares. The membership interests in the LLC shall be divided into equal proportional units herein referred to as “Shares”. The LLC shall have the authority to issue 100 Shares, with a par value of $0.01 per Share. Pursuant to Section 18-702(c) of the Act, the LLC is authorized to issue and deliver a certificate or certificates to any Shareholder of the LLC evidencing such Shareholder’s Shares upon such Shareholder’s written request.
(i) Form of Certificates. The Share certificates of the LLC (if any) shall be numbered and shall be entered in the books (to include books of account and a register of Shares) of the LLC as they are issued. They shall certify the Shareholder's name, the number of Shares held, and the par value thereof, and shall be signed by either the President, Vice President, the Treasurer or an Assistant

Treasurer or the Secretary or an Assistant Secretary, and may, but need not, be sealed with the LLC’s seal.
(ii) Fractional Shares. The LLC may issue fractions of a Share.
(iii) Lost, Stolen or Destroyed Certificates. No Share certificates of the LLC shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of the loss, theft or destruction and upon indemnification of the LLC and its agents to such extent and in such manner as the Board may from time to time prescribe.
(b) Transfer and Record Ownership of Shares. Subject to any transfer restrictions then in force, Shares in the LLC shall be transferable only upon the LLC’s books by the Shareholder holding such Shares in person or by the Shareholder’s duly authorized attorney or legal representative and upon such transfer the old certificate(s) (if any) shall be surrendered to the LLC by the delivery thereof to the person in charge of the stock and transfer books and ledgers or to such other person as the Shareholders may designate by whom they shall be cancelled and new certificates may thereupon be issued if requested. The LLC shall be entitled to treat the holder of record of any Share or Shares as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Shares on the part of any other person whether or not it shall have express or other notice thereof. For the purpose of determining the Shareholders entitled to vote or otherwise act in the capacity of Shareholders, or to express written consent to any action of the LLC, or to receive payment of any distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of Shares, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty (60) days prior to any such action, distribution, etc. If no such record date is fixed by the Board, the record date for determining Shareholders’ entitlements to vote, consent or act shall be the date of the vote, consent or action, and the record date for determining Shareholders’ entitlements to receive a dividend or allotment of rights or to exercise any rights in respect of a change, conversion, or exchange of Shares shall be at the close of business on the day next preceding the date of the dividend, allotment, change, conversion or exchange.
4. Office of the LLC.
The LLC’s registered office in Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The address of the principal place of business of the LLC is 411 Fifth Avenue, 5th Floor, New York, New York 10016.
5. Agent for Service of Process.
The name and address of the agent for service of process of the LLC in Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.
6. Shareholders’ Names, Business Addresses, and Shares.
The name, business address and Shares of each Shareholder is set forth on Schedule A attached hereto. Each Shareholder shall constitute a “member” of the LLC, as such term is defined in Section 18-101 of the Delaware Act.
7. Term of the LLC.
The term of the LLC commenced upon the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware. The term shall continue in perpetuity until the LLC is terminated by agreement of the Shareholders, unless earlier dissolved upon the occurrence of an event of dissolution under Section 18-801 of the Act (provided that, following the occurrence of such event, the LLC may be continued pursuant to Section 11 of this Agreement or pursuant to the Act).
8. Admission of New Shareholders; Transfer of Shares

(a) Subject to Section 8(b), a new Shareholder may be admitted to the LLC with the consent of all existing Shareholders, and upon the admission of a new Shareholder Schedule A shall be amended to reflect the name, business address and Shares held by the new Shareholder, as well as any changes to the Shares of the existing Shareholders.
(b) A Shareholder may assign all or any of its Shares to any person or entity (each a “Permitted Transferee”) as it shall, in its sole discretion, determine. Upon written notice from a Shareholder of such assignment, this Agreement shall be amended and restated, without the need to obtain the prior approval of the Board or the holder(s) of a Majority of the Shares or the execution of such amended and restated agreement, to reflect the addition or substitution of any Shareholders (including to amend Schedule A accordingly). A Permitted Transferee shall become an additional or substituted Shareholder automatically upon the execution and delivery by such additional or substituted Shareholder of an assignment agreement in form and substance satisfactory to the Board of Directors. No Shareholder shall have the right to resign from the LLC except with the consent of a Majority of the Shares of the Shareholders (exclusive of the resigning Shareholder) and upon such terms and conditions as may be specifically agreed upon between such other Shareholders and the resigning Shareholder. The provisions hereof with respect to distributions upon resignation are exclusive and no Shareholder shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Act or otherwise.
9. Capital Contributions; Capital Accounts; and Liability of Shareholders.
(a) Shareholders shall make capital contributions from time to time and in such amounts as the Shareholders shall unanimously determine; provided, however, that no additional Shares shall be issued to any Shareholder in connection with a capital contribution unless agreed to by all Shareholders. Upon any issuance of additional Shares, Schedule A shall be amended to reflect such adjustment. All capital contributions shall be made in cash or other property; no Shareholder shall be permitted to make a capital contribution in the form of services.
(b) Except as otherwise provided in this Section, no Shareholder shall be obligated to contribute any additional capital to the LLC. No interest shall accrue on any contributions to the capital of the LLC, and no Shareholder shall have the right to withdraw or to be repaid any capital contributed by him, her or it or to receive any other payment in respect of its interest in the LLC, including without limitation as a result of the withdrawal or resignation of such Shareholder from the LLC, except as specifically provided in this Agreement.
(c) The debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and no Director, Shareholder or officer of the LLC shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Director, Shareholder or officer. Without limiting the foregoing, (i) no Shareholder, in his, her or its capacity as a Shareholder, shall have any liability to restore any deficit in the equity of the LLC, and (ii) the failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Shareholders or Directors for the liabilities of the LLC.
10. Share of Net Profits, Net Losses and Cash Distributions.
(a) During the term of the LLC, the net cash flow, net proceeds of any sale or refinancing of any property of the LLC, and any other distributions of cash or other property of the LLC shall be allocated among the Shareholders in proportion to their respective Shares. Subject to the foregoing, distributions to the Shareholders shall be made at such times and in such amounts as the Shareholders shall determine. Unless otherwise determined unanimously by the Shareholders, distributions shall not be made more than once per fiscal year and shall not be made until the Shareholders have approved the financial results of the LLC for the preceding fiscal year.
(b) Distributions of net proceeds of liquidation of the LLC (whether made in cash or other assets) shall be distributed to all Shareholders pro-rata based on their respective Shares. With the consent of all of the Shareholders, the LLC may liquidate a Shareholder’s interest by distributing cash or property in the amount of such Shareholder’s pro-rata share of each (if any) or such other amount as is agreed to by all of the Shareholders.
A Shareholder, regardless of the nature of his, her or its contribution to the LLC, shall have no right to demand or receive any dividend from the LLC in any form other than cash. The LLC may, at any time and from time to time, make distributions in kind to the Shareholders. If any assets of the LLC are distributed in kind, such assets shall be distributed on the basis of their fair market value as determined by the Shareholders.
(c) Enstar USA, Inc. shall be the “Tax Matters Partner” of the LLC for purposes of the United States Internal Revenue Code. This Section 10(c) may be amended, without having to obtain the approval of the Board or the holder(s) of a Majority of the Shares or the execution of an amendment hereto, to provide for a different Tax Matters Partner from time to time.
(d) No Shareholder shall have any right to distributions respecting his, her or its Shares (upon withdrawal or resignation from the LLC or otherwise) except as expressly set forth in this Agreement.
11. Continuation of the LLC.
To the extent permitted by applicable law, the Shareholders may continue the business of the LLC upon the occurrence of any event which constitutes an event of dissolution of an LLC under the Act by electing to do so within ninety (90) days after the occurrence of any of such event. Any such election shall be made by Shareholders whose capital contributions to the LLC represent at least a majority of the capital contributions made by all Shareholders.
12. Resignation; Return of Capital.
No Shareholder may resign from or terminate his, her or its interest in the LLC or have any right to distributions respecting his, her or its Shares (upon withdrawal or resignation from the LLC or otherwise) except as expressly set forth herein. No Shareholder shall have the right to demand or receive property other than cash in return for such Shareholder’s contribution.
13. Officers.
The officers of the LLC shall consist of a Chief Executive Officer, President, Secretary, and Treasurer, who shall initially be Paul Brockman, Paul Brockman, Thomas J. Balkan, and Sharon Fletcher, respectively, and such other officers (and titles) as the Board may determine. Each officer of the LLC shall serve until the earlier of his or her death, resignation or removal, and may be removed at any time, with or without cause, by the Board.
14. Miscellaneous.
(a) The Board shall cause the LLC to keep just and true books of account with respect to the operations of the LLC. Such books shall be maintained at the principal place of business of the LLC, or at such other place as the Board shall determine, and all Shareholders, and their duly authorized representatives, shall at all reasonable times have access to such books.
(b) Such books shall be kept on the accrual method of accounting, or on such other method of accounting as the Board may from time to time determine, and shall be closed and balanced as of December 31 in each year. The same method of accounting shall be used for both LLC accounting and tax purposes. The fiscal year of the LLC shall be January 1 through and including December 31.
(c) The Board shall cause the LLC to maintain one or more accounts in a United States bank which is a member of the F.D.I.C., which accounts shall be used for the payment of the expenditures incurred in connection with the business of the LLC, and in which shall be deposited any and all cash receipts. All such amounts shall be and remain the property of the LLC, and shall be received, held and disbursed by the Board for the purposes specified in this Agreement.

(d) This Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Shareholders, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Shareholder, whether such successor acquires such interest by way of gift, purchase, foreclosure or any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.
(e) Except as provided in Sections 8(b) and 10(c), no change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment shall be in writing and duly executed by all of the Shareholders.
(f) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Delaware.
(g) This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Shareholders notwithstanding that all Shareholders have not signed the same counterpart.
(h) None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of any Shareholder, or any creditor of the LLC other than a Shareholder who is such a creditor of the LLC.
(i) The Shareholders hereby agree that no Shareholder or any successor-in-interest to any Shareholder shall have the right while this Agreement remains in effect to have the property of the LLC partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the LLC partitioned, and each Shareholder, on behalf of itself and its successors and assigns, hereby waives any such right. It is the intention of the Shareholders that during the term of this Agreement, the rights of the Shareholders and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement.
(j) This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Shareholder has signed and sworn to this Limited Liability Company Agreement under penalties of perjury as of the date first above written.

SHAREHOLDER:
Enstar USA, Inc.

By: /s/ Paul Brockman
Name: Paul Brockman
Title: President & CEO

SCHEDULE A
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENSTAR FINANCE LLC

NAME AND ADDRESS OF SHAREHOLDER	SHARES
Enstar (USA), Inc. 120 2nd Avenue North St. Petersburg, FL 33701	100